Exhibit 23.4

CONSENT OF MILLER AND LENTS, LTD.

INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The firm of Miller and Lents, Ltd. consents to the incorporation by reference in the Registration Statement on Form S-8 of WPX Energy, Inc. of the reference to Miller and Lents, Ltd. and the reference to our audit of the proved reserves estimates related to properties underlying the former Williams Coal Seam Gas Royalty Trust for the year ended December 31, 2010, included or incorporated by reference in Amendment No. 2 to the Registration Statement on Form 10 of WPX Energy, Inc. (Registration No. 001-35322) filed with the Securities and Exchange Commission.

The analysis, conclusions, and methods contained in the report are based upon information that was in existence at the time the report was rendered and Miller and Lents, Ltd. has not updated and undertakes no duty to update anything contained in the report. While the report may be used as a descriptive resource, investors are advised that Miller and Lents, Ltd. has not verified information provided by others except as specifically noted in the report, and Miller and Lents, Ltd. makes no representation or warranty as to the accuracy of such information. Moreover, the conclusions contained in such report are based on assumptions that Miller and Lents, Ltd. believed were reasonable at the time of their preparation and that are described in such report in reasonable detail. However, there are a wide range of uncertainties and risks that are outside of the control of Miller and Lents, Ltd. which may impact these assumptions, including but not limited to unforeseen market changes, actions of governments or individuals, natural events, economic changes, and changes of laws and regulations or interpretation of laws and regulations.

MILLER AND LENTS, LTD. Texas Registered Engineering Firm No. F-1442

By:	/s/ Stephen M. Hamburg
Stephen M. Hamburg, P.E.
Senior Vice President

Houston, Texas

December 8, 2011